EXHIBIT 1


         POLARIS INDUSTRIES PARTNERS L.P. ANNOUNCES PLAN
                    TO CONVERT TO CORPORATION


          Southampton, NY - August 25, 1994 - Polaris Industries Partners L.P. (AMEX:SNO) today announced a plan to convert Polaris from a publicly traded limited partnership to a publicly traded corporation. The plan was proposed by W. Hall Wendel, Jr., Polaris' Chief Executive Officer, who owns approximately 5.4% of the outstanding units, and other members of the senior management of Polaris Industries L.P.

          The plan contemplates that the holders of currently outstanding units would receive 88.6% and EIP Associates L.P., Polaris' General Partner, would receive 11.4%, respectively, of the stock of the newly formed corporation. Any conversion of Polaris into corporate form would be subject to, among other factors, satisfactory structuring and documentation, receipt of appropriate tax opinions, receipt of regulatory approvals and a second investment banking fairness opinion and the favorable vote of unitholders.

          Polaris intends to operate in the ordinary course and to continue its current distribution policy up until the time the transaction is closed.

          Polaris has received the advice of Smith Barney Inc., its financial adviser, that the terms of the transaction are fair to the unitholders from a financial point of view.

          Although Polaris is publicly traded, it is treated as a partnership, rather than a corporation, for federal income tax purposes under a grandfather provision of the Internal Revenue Code enacted in 1987. Under current tax law, this grandfather protection ends immediately if Polaris engages in a substantially new line of business, and, in any event, at the end of 1997, at which time Polaris will be treated as a corporation for tax purposes. Polaris has participated in efforts to have the grandfather protection for existing publicly traded partnerships made permanent or further extended, but the outcome of these efforts is uncertain.

          Additionally, the General Partner believes that Polaris would derive a number of benefits from a conversion to corporate form. It would enable the company to enter into new lines of business without involuntarily jeopardizing its tax status. Conversion to corporate form should also provide Polaris greater flexibility to consummate acquisitions or obtain financing through the issuance of stock. Importantly, at the present time, Polaris is not a suitable investment for pension plans and other tax exempt institutions.
Upon conversion to corporate form, Polaris will become a suitable investment for tax exempt investors, thereby greatly expanding the number of investors to whom Polaris could be an attractive investment. Furthermore, because Polaris is a partnership, its income is taxed currently to unitholders regardless of the amount of cash distributions which are made to them.
Starting this year and for the foreseeable future, Polaris expects that there will be increasing differences between taxable income and cash available for distribution arising from capital investment necessary to continue growth of the business, reducing each unitholder's net after tax distributable amount. If Polaris were to convert to corporate form, its income would be taxed at the corporate level, and investors would only be taxed on any amounts actually distributed to them.
Lastly, conversion to corporate form will simplify tax reporting, including the elimination of the requirement to distribute K-1s to investors, and will otherwise significantly simplify the organizational structure of Polaris resulting in substantial administrative and other savings.

          It should be noted, however, that conversion to corporate form would result in taxation at the corporate level and, to the extent of cash dividends, on distributions at the shareholder level. Company policies relating to cash distributions to equity holders, as well as other policies, which would be established by a Board of Directors elected by shareholders rather than by a general partner, could change substantially.

          Polaris intends to proceed promptly to finalize the conversion arrangements and implement the transaction, which it anticipates completing within six months.

          Polaris also announced that it will pay its regular third quarter distribution of $0.63 per unit to holders of record on September
15, 1994.
The units go "ex-dividend" on September 9, 1994. Payment of this distribution will be made on or about November 15, 1994.

          Polaris Industries Partners L.P. is a master limited partnership which owns and operates Polaris Industries L.P. Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles and personal watercraft for recreational and utility use. Polaris is the world's largest snowmobile manufacturer, and one of the largest U.S. manufacturers of ATVs and personal watercraft. Polaris Industries Partners L.P. trades on the American Stock Exchange and Pacific Stock Exchange under the symbol "SNO."

                                             Exhibit 2


                            AGREEMENT


          Agreement, dated as of August 25, 1994, by and among W.
Hall Wendel, Jr. ("Mr. Wendel") and Victor K. Atkins, Jr. ("Mr.
Atkins").

          WHEREAS, Mr. Wendel is the record and beneficial owner of a certain number of Units of Beneficial Assignment of Class A Limited Partnership Interests ("A BACs") of Polaris Industries Partners, L.P. ("Polaris") and is the Chief Executive Officer of Polaris Industries Capital
Corporation, a general partner of the general partner of Polaris Industries, L.P. (the "Operating Partnership"), which is the entity that operates the business of Polaris;

          WHEREAS, Mr. Atkins is the general partner of EIP
Associates, L.P., the general partner of Polaris (the "General
Partner") and is the record and beneficial owner of a certain number of A BACs;

          WHEREAS, the General Partner has announced a plan
(the "Transaction") to the A BAC holders pursuant to which Polaris would be converted to a corporation;

          WHEREAS, the general terms of such Transaction are described in the press release attached hereto as Exhibit A; and

          WHEREAS, pursuant to such transaction, Mr. Atkins would receive, either through his ownership of A BACs or through his equity interest in the
General Partner a number of shares of stock of the entity that would survive the transaction ("Newco").

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the undersigned hereby agree as follows:

          1. Voting Agreement. Each of Mr. Atkins and Mr. Wendel will vote the A BACs owned by him, beneficially or of record, in favor of the
Transaction. Subject to his fiduciary duties as advised by counsel, Mr. Atkins will work diligently to proceed with the Transaction and submit it to the A BAC holders for their approval as soon as possible.

          2. Conduct of Polaris. Each of Mr. Atkins and Mr. Wendel will use his best efforts to see that the business and affairs of Polaris and the
Operating Partnership will be conducted, and distributions will be made, only in the ordinary course of business and consistent with past practice.

          3. Management. It is understood that at the Effective Time, Mr. Atkins will resign as an officer and director of Polaris, the Operating Partnership, any subsidiaries of the foregoing and any entity that may be in control of any of the foregoing or take such other actions as may be necessary so that Mr. Atkins does not directly or indirectly possess any management authority with respect to Newco or its business. It is also understood that he will not have any role in the management of Newco and will not serve as an officer or director of Newco or any subsidiary thereof. For so long as Mr. Atkins owns no less than 3% of the outstanding voting securities of Newco he will vote such securities in favor of Newco's nominees for election to the Board of Directors of Newco.

          4. Termination. Except with respect to Section 3, this Agreement shall terminate on the earlier to occur of the time the Transaction is consummated (the "Effective Time") or April 15, 1995.

          5. Entire Agreement; Amendments. This Agreement, including the other documents and writings referred to herein or delivered pursuant hereto and which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Notwithstanding the foregoing, from and after the Effective Time, Newco shall be deemed to be a third party beneficiary of the agreements and obligations of Mr. Atkins hereunder and no amendment to or waiver of such agreements or obligations shall be effective unless Newco has agreed in writing thereto.

          6. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the local law of the State of New York without giving effect to choice of law principles.

          7. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled to at law or in equity, shall be entitled to compel specific performance of this Agreement.

          8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                              /s/ W. Hall Wendel, Jr.
                              W. Hall Wendel, Jr.



                              /s/ Victor K. Atkins, Jr.
                              Victor K. Atkins, Jr.

                                                  Exhibit A


         POLARIS INDUSTRIES PARTNERS L.P. ANNOUNCES PLAN
                    TO CONVERT TO CORPORATION


          Southampton, NY - August 25, 1994 - Polaris Industries
Partners L.P. (AMEX:SNO) today announced a plan to convert
Polaris from a publicly
traded limited partnership to a publicly traded corporation. The plan was proposed by W. Hall Wendel, Jr., Polaris' Chief
Executive Officer, who owns
approximately 5.4% of the outstanding units, and other members of the senior management of Polaris Industries L.P.

          The plan contemplates that the holders of currently outstanding units would receive 88.6% and EIP Associates L.P., Polaris' General Partner, would receive 11.4%, respectively, of the stock of the newly formed corporation. Any conversion of Polaris into corporate form would be subject to, among other factors, satisfactory structuring and documentation, receipt of appropriate tax opinions, receipt of regulatory approvals and a second investment banking fairness opinion and the favorable vote of unitholders.

          Polaris intends to operate in the ordinary course and to continue its current distribution policy up until the time the transaction is closed.

          Polaris has received the advice of Smith Barney Inc., its financial adviser, that the terms of the transaction are fair to the unitholders from a financial point of view.

          Although Polaris is publicly traded, it is treated as a partnership, rather than a corporation, for federal income tax purposes under a grandfather provision of the Internal Revenue Code enacted in 1987. Under current tax law, this grandfather protection ends immediately if Polaris engages in a substantially new line of business, and, in any event, at the end of 1997, at which time Polaris will be treated as a corporation for tax purposes. Polaris has participated in efforts to have the grandfather protection for existing publicly traded partnerships made permanent or further extended, but the outcome of these efforts is uncertain.

          Additionally, the General Partner believes that Polaris would derive a number of benefits from a conversion to corporate form. It would enable the company to enter into new lines of business without involuntarily jeopardizing its tax status. Conversion to corporate form should also provide
Polaris greater flexibility to consummate acquisitions or obtain financing through the issuance of stock. Importantly, at the present time, Polaris is not a suitable investment for pension plans and other tax exempt institutions.
Upon conversion to corporate form, Polaris will become a suitable investment for tax exempt investors, thereby greatly expanding the number of investors to whom Polaris could be an attractive investment. Furthermore, because Polaris is a partnership, its income is taxed currently to unitholders regardless of the amount of cash distributions which are made to them.
Starting this year and for the foreseeable future, Polaris expects that there will be increasing differences between taxable income and cash available for distribution arising from capital investment necessary to continue growth of the business, reducing each unitholder's net after tax distributable amount. If Polaris were to convert to corporate form, its income would be taxed at the corporate level, and investors would only be taxed on any amounts actually distributed to them.
Lastly, conversion to corporate form will simplify tax reporting, including the elimination of the requirement to distribute K-1s to investors, and will otherwise significantly simplify the organizational structure of Polaris resulting in substantial administrative and other savings.

          It should be noted, however, that conversion to corporate form would result in taxation at the corporate level and, to the extent of cash dividends, on distributions at the shareholder level. Company policies relating to cash distributions to equity holders, as well as other policies, which would be established by a Board of Directors elected by shareholders rather than by a general partner, could change substantially.

          Polaris intends to proceed promptly to finalize the conversion arrangements and implement the transaction, which it anticipates completing within six months.

          Polaris also announced that it will pay its regular third quarter distribution of $0.63 per unit to holders of record on September 15, 1994.
The units go "ex-dividend" on September 9, 1994. Payment of this distribution will be made on or about November 15, 1994.

          Polaris Industries Partners L.P. is a master limited partnership which owns and operates Polaris Industries L.P. Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles and personal watercraft for recreational and utility use. Polaris is the world's largest snowmobile manufacturer, and one of the largest U.S. manufacturers of ATVs and personal watercraft. Polaris Industries Partners L.P. trades on the American Stock Exchange and Pacific Stock Exchange under the symbol "SNO."

                                               EXHIBIT 3

                   DIRECTORS AND EXECUTIVE OFFICERS
                  OF FILING PERSONS


EIP HOLDINGS INC.:


Name                    Title          Address

Ron Hiram       Director, President,     World Financial Center
                Chief Financial Officer  29th Floor
                                         New York, NY  10285

Rocco Andriola    Vice President         World Financial Center
                                        29th Floor
                                        New York, NY  10285

Karen C. Manson       Secretary          2 World Trade Center
                                         15th Floor
                                         New York, NY  10048

Thomas E. Gengler, Jr. Assistant Treasurer 101 Hudson Street
                                           Jersey City, NJ 07302

Stephen D. Martino    Assistant Treasurer  Shareholder Services
                                           Group
                                           P.O. Box 1527
                                           Boston, MA 02104-1527

Joseph L. Ternullo   Assistant Treasurer   Shareholder Services
                                          Group
                                           P.O. Box 1527
                                           Boston, MA 02104-1527

Eileen M. Bannon     Assistant Secretary   2 World Trade Center
                                           15th Floor
                                           New York, NY  10048


The above individuals are U.S. citizens. Each of the above individuals is an employee of Lehman Brothers Inc., other than Messrs. Martino and Ternullo, who are employees of Shareholder Services.

EIP I INC.:


Name                     Title               Address

Ron Hiram       Director, President,      World Financial Center
                Chief Financial Officer   29th Floor
                                          New York, NY  10285

Rocco Andriola   Vice President          World Financial Center
                                         29th Floor
                                         New York, NY  10285

Karen C. Manson      Secretary          2 World Trade Center
                                        15th Floor
                                        New York, NY  10048

Thomas E. Gengler, Jr. Assistant Treasurer  101 Hudson Street
                                            Jersey City, NJ 07302

Stephen D. Martino    Assistant Treasurer  Shareholder Services
                                                Group
                                           P.O. Box 1527
                                          Boston, MA 02104-1527

Joseph L. Ternullo  Assistant Treasurer  Shareholder Services
                                               Group
                                         P.O. Box 1527
                                        Boston, MA 02104-1527

Eileen M. Bannon     Assistant Secretary  2 World Trade Center
                                              15th Floor
                                          New York, NY  10048

Madeline Shapiro     Assistant Secretary  2 World Trade Center
                                           15th Floor
                                         New York, NY  10048

The above individuals are U.S. citizens. Each of the above individuals is an employee of Lehman Brothers Inc., other than Messrs. Martino and Ternullo, who are employees of Shareholder Services Group.


LEHMAN BROTHERS HOLDINGS INC.:


Directors              Principal Occupation         Address
Roger S. Berlind       Private Investor             Berlind Productions
                                                    10 East 53rd Street
                                                    30th Floor
                                                    New York, New York 10028

John J. Byrne          Chairman of Fund American    Fund America Enterprises
                       Enterprises                  The 1820 House
                                                    Main Street
                                                    Norwich, VT 05055-0850

Richard S. Fuld, Jr.   Chairman and Chief              Lehman Brothers, Inc.
                        Executive Officer             3 World Financial Center
                       of Lehman Brothers Inc.        New York, New York 10285

Katsumi Funaki         Senior General Manager for       Nippon Life Insurance Company
                       International Business of the    2-2, Yuraka-cho 1 Chome
                        Finance and Investment Business  Chiyoda-ku 100 Tokyo,
                        Office of the Nippon Life            Japan
                            Insurance Company


John D. Macomber        Chairman of JDM Investment Group    JDM Investment Group
                                                           2806 N. Street, N.W.
                                                           Washington, D.C. 20007

Dina Merrill             Actress and Private Investor     Theo Teryazos
                                                          NY Office-RKO Pavilion
                                                           551 Madison Avenue
                                                           New York, New York 10285

T. Christopher Pettit     President and Chief Operating    Lehman Brothers Inc.
                          Offie of  Lehman Brothers        3 World Financial Center
                                                            10th Floor
                                                            New York, New York 10285

Masataka Shimasaki        General Manager for the Americas,   Nippon Life Insurance Company
                          Nippon Life Insurance Company       1251 Avneue of the Americas
                                                              52nd Floor
                                                              New York, New York 10020


Malcolm Wilson          Counsel to Kent, Hazzard, Jaeger,     Kent, Hzzard, Jaeger, Green,
                          Green, Wilson & Fay                 Wilson & Fay
                                                              50 Main Street
                                                              White Plains, New York 10606-1920




The above individuals are U.S. citizens, with the exception of Messrs. Funaki and Shimasaki, who are citizens of Japan.




Executive Officers who are not
Directors                              Title/Principal Occupation           Address


T. Anthony Brooks                       Managing Director of Lehman          Lehman Brothers Inc.
                                        Brothers Inc.                        3 World Financial Center
                                                                             6th Floore
                                                                             New York, New York 10285


Jeremiah M. Callaghan                  Managing Director of Lehman           Lehman Brothers Inc.
                                       Brothers Inc.                         3 World Financial Center
                                                                             8th Floor
                                                                             New York, New York 10285


James A. Carbone                      Chairman and Chief Executive of       Lehman Brothers Inc.
                                      Lehman Brothers Asia                  3 World Financial Center
                                                                            9th Floor
                                                                            New York, New York 10285

John L. Cecil                         Chief Administrative Officer of        Lehman Brothers Inc.
                                       Lehman Brothers Holdings Inc.         3 World Financial Center
                                                                             6th Floor
                                                                             New York, New York 10285

Ronald Gallatin                      Senior Executive Vice President of      Lehman Brothers Inc.
                                     Lehman Brothers Holdings Inc.           3 World Financial Center
                                                                             10th Floor
                                                                             New York, New York 10285

Robert E. Genirs               Managing Director of Lehman Brothers Inc.    Lehman Brothers Inc.
                                                                            3 World Financial Center
                                                                            10th Floor
                                                                            New York, New York 10285

Joseph M. Gregory            Vice President of Lehman Brothers              Lehman Brothers Inc.
                                 Holdings Inc.                              3 World Financial Center
                                                                            9th Floor
                                                                            New York, New York 10285

Bruce R. Lakefiled         Managing Director and Director of               Lehman Brothers Inc.
                             the Multiple Trading Ventures                 3 World Financial Center
                           Division of Lehman Brothers Inc.                7th Floor
                                                                           New York, New York 10285

Stephen M. Lessing         Managing Director and Global                    Lehman Brothers Inc.
                           Fixed Income Sales Manager of                   3 World Financial Center
                           Lehman Brothers Inc.                            9th Floor
                                                                            New York, New York 10285

David Marcus                Senior Executive Vice President and            Lehman Brothers Inc.
                             Secretary of Lehman Brothers                  3 World Financial Center
                              Holdings Inc.                                10th Floor
                                                                           New York, New York 10285

Robert Matza               Chief Financial Officer of Lehman               Lehman Brothers Inc.
                             Brothers Holdings Inc.                        3 World Financial Center
                                                                           6th Floor
                                                                           New York, New York 10285

Michael Milversted       Treasurer of Lehman Brothers Holdings Inc.      Lehman Brothers Inc.
                                                                         3 World Financial Center
                                                                         New York, New York 10013

Thomas A. Russo          Managing Director of Lehman Brothers Inc.        Lehman Brothers Inc.
                                                                          3 World Financial Center
                                                                          10th Floor
                                                                          New York, New York 10285

Mel A. Shaftel         Managing Director of Lehman Brothers Inc.         Lehman Brothers Inc.
                                                                         3 World Financial Center
                                                                         18th Floor
                                                                         New York, New York 10285

Thomas H. Tucker      Managing Director of Lehman Brothers Inc.          Lehman Brothers Inc.
                                                                         3 World Financial Center
                                                                         6th Floor
                                                                         New York, New York 10285

C. Daniel Tyree       Chairman and Chief Executive                       Lehman Brothers Inc.
                      Lehman Brothers Europe                             3 World Financial Center
                                                                         10th Floor
                                                                         New York, New York 10285

Paul D. Williams     Managing Director of Lehman Brothers Inc.            Lehman Brothers Inc.
                                                                          3 World Financial Center
                                                                          6th Floor
                                                                          New York, New York 10285


                                                        EXHIBIT 4

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Polaris Industries Partners L.P.


(Name of Issuer)

Units of Beneficial Assignment of Class A Limited
Partnership Interests ("BACs")


(Title of Class and Securities)
731069 10 0


(CUSIP Number of Class of Securities)

Andris A. Baltins, Kaplan, Strangis and Kaplan, P.A.,
5500 Norwest Center, 90 South Seventh Street,
Minneapolis, Minnesota 55402 (612) 375-1138



(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 23, 1994

(Date of Event which Requires
Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Statement because of Rule 13d-1(b)(3) or (4), check the
following:                                  ( )

Check the following box if a fee is being paid with this
Statement:                                  ( )

                      SCHEDULE 13D

CUSIP No. 731069 10 0

(1)  NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     W. Hall Wendel, Jr. (###-##-####)

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                         (a)  ( )
                                                         (b)  ( )

(3)  SEC USE ONLY


(4)  SOURCE OF FUNDS*
       00

(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)


(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.

NUMBER OF       (7)      SOLE VOTING POWER
SHARES                    860,800 A BACs
BENEFICIALLY
OWNED BY        (8)      SHARED VOTING POWER
EACH                         0
REPORTING
PERSON WITH     (9)     SOLE DISPOSITIVE POWER
                             860,800 A BACs

                (10)    SHARED DISPOSITIVE POWER
                            0

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
860,800 A BACs

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
SHARES*                               ( )

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
     5.4%

(14) TYPE OF REPORTING PERSON*
     IN

                          SCHEDULE 13-D

                            filed by

                       W. Hall Wendel, Jr.

Item 1.    Security and Issuer.

Units of Beneficial Assignment of Class A Limited Partnership
Interests ("A BACs")

Polaris Industries Partners, L.P. (the "Issuer")
1225 North Highway 169
Minneapolis MN  55441

Item 2.   Identity and Background.

W. Hall Wendel, Jr.
1225 North Highway 169
Minneapolis, MN 55441

Chief Executive Officer of Polaris Industries Capital
Corporation which is a general partner of the general partner of Polaris Industries L.P., all of the limited partnership interests in which are owned by the Issuer.

During the last five years, the reporting person has not been convicted of any criminal proceeding (excluding traffic violations or smaller misdemeanors).

During the last five years, the reporting person has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

United States Citizen

Item 3.    Source and Amount of Funds or Other Consideration.

The A BACs held by the reporting person were acquired by him in the ordinary issue of securities by the Issuer and in cancellation of indebtedness of the Wendel Trust, u/t/a dated October 27, 1988 (the "Trust") as described in Item 4. In December 1989, the reporting person was issued 120,000 First Rights convertible into A BACs through the 1987 Management Ownership Plan (the "Plan"). Certain managers of the Issuer participated in the Plan, which is noncontributory. The A BACs are issued at no cost to participants and there is no method of payment for the A BACs. The reporting person converted First Rights on January 1, 1992 and on December 28, 1992. After a unit deduction for taxable income, the reporting person received 27,683 A BACs in the January 1992 transaction. He received 81,886 A BACs in the December 1992 transaction. There was no deduction for taxable income on the December conversion.

On August 18, 1993, the Issuer effectuated a two for one unit split and the reporting person's holdings increased from 430,400 A BACs to 860,800 A BACs. No cash consideration was paid by the reporting person for any of the securities of the Issuer in which he has an interest.

Item 4.   Purpose of Transaction.

The reporting person acquired an interest in the securities of the Issuer as a shareholder of Northwestern Equipment Manufacturing Company (the "Seller"), which sold substantially all of its assets to the Issuer. A portion of the purchase price for the assets of the Seller was paid by the Issuer through the issuance to the Seller of A BACs and Units of Beneficial Assignment of Class B Limited Partnership Interests
of the Issuer (the "B BACs").   In October, 1988, the reporting
person sold the Trust all 704,546 B BACs in which he had an interest. The reporting person thereafter, acquired a total of 250,377 A BACs from the Trust in satisfaction of indebtedness of the Trust to the reporting person. In January and December of 1992, First Rights held by the reporting person were converted into a total of 109,569 A BACs. On August 18, 1993, the Company completed a two for one unit split which increased the reporting person's holdings to a total of 860,800 A BACs.

The reporting person has from time to time considered plans or proposals which relate to or would result in the acquisition or disposition of securities of the Issuer, extraordinary transactions, a change in the management of the Issuer or a change in the distribution policy of the Issuer. In particular, from time to time the reporting person has had discussions with representatives of EIP Associates, L.P., the general partner of the Issuer (the "General Partner"), and other A BAC holders regarding the advisability of the Issuer converting from a master limited partnership to a corporation. Due to the Issuer's strong financial performance, current market conditions, pending changes in the tax status of the Issuer and other factors, the reporting person has determined that such a conversion would be desirable at this time. Accordingly, the reporting person, together with certain other members of the Issuer's senior management, has proposed to representatives of the General Partner that the Issuer convert to a corporation on the following terms (the "Transaction"):

                 (l)  The Issuer would convert to a corporation
("Newco"). The precise manner in which the conversion would be effectuated has not been determined.

                 (2)  In the conversion, the limited partners
would receive in the aggregate 88.6% of the Newco stock to be outstanding after the conversion; the General Partner would receive the remaining 11.4%.

                 (3) Consummation of the Transaction would be conditioned upon approval by a vote of the holders of A BACs.

                 (4) The Transaction would be conditioned upon receipt by the Issuer of an opinion of counsel that the receipt of Newco stock by the limited and general partners of the Issuer would be tax free for federal income tax purposes.

Smith Barney, Inc., has advised the Issuer that the terms of the Transaction are fair to the A BAC holders from a financial point of view. The Transaction would also be conditioned upon receipt by the Issuer of an opinion from a second financial adviser as to the fairness of the Transaction to the A BAC holders from a financial point of view.

The reporting person understands that the General Partner also believes that the transaction described above is advisable at this time and intends promptly to take appropriate steps to effectuate it.

Although the foregoing represents the range of activities presently contemplated by the reporting person with respect to the Issuer, the possible activities of the reporting person are subject to change at any time.

Item 5.     Interest in Securities of the Issuer.

(a) The reporting person beneficially owns 860,800 A BACs representing 5.4% of the outstanding A BACs of the Issuer.

(b) The reporting person has sole voting and dispositive power of all of the A BACs described in Item 5(a) above.

(c) On February 26, 1990, the reporting person acquired 202,377 A BACs from the Trust in satisfaction of $5,059,425 in indebtedness of the Trust to the reporting person. The effective per share price for the satisfaction of indebtedness is $25 per A BAC. The transaction was privately negotiated and effected in Minneapolis, Minnesota. During 1992 the reporting person converted his First Rights into 109,596 A BACs. On August 18, 1993, the reporting person's holdings of 430,400 increased to 806,800 due to a two for one unit split.

(d)  Not applicable.

(e)  Not applicable.

Item 6.    Contracts, Arrangements, Understandings, or
 Relationships with Respect to Securities of the Issuer.

In connection with the proposed Transaction described in Item 4 above, the reporting person has entered into an agreement with Mr. Victor Atkins, one of the principal owners of the General Partner (the "Agreement"). A copy of the Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The Agreement provides, among other things, that (i) each of the reporting person and Mr. Atkins will vote their A BACs in favor of the Transaction; (ii) subject to his fiduciary duties as advised by counsel, Mr. Atkins will work diligently to proceed with the Transaction and submit it to the A BAC holders for their approval as soon as possible; (iii) each of the reporting person and Mr. Atkins will use his best efforts to see that the business and affairs of the Issuer will be conducted and distributions will be made only in the ordinary course and consistent with past practice; and (iv) for so long as Mr. Atkins owns no less than 3% of the outstanding voting securities, he will vote such securities in favor of Newco's nominees for election to the Board of Directors of Newco. Mr. Atkins has indicated to the reporting person that he does not desire to continue in the management of the Issuer following consummation of the transaction; accordingly, it is understood that Mr. Atkins will not serve as an officer or director of Newco or its subsidiaries following consummation of the Transaction.

Item 7.       Materials to be filed as Exhibits.

Exhibit 1. Agreement, dated as of August 25, 1994, by and between W. Hall Wendel, Jr. and Victor K. Atkins,
               Jr.




                           SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 25, 1994


                              /s/ W. Hall Wendel, Jr.
                              W. Hall Wendel, Jr.

                          EXHIBIT INDEX

                                                         Page No.


Exhibit 1.     Agreement, dated as of August 25, 1994,
               by and between W. Hall Wendel, Jr. and
               Victor K. Atkins, Jr.. . . . . . . . . . . .

                                                        EXHIBIT 5


                     AGREEMENT TO FILE JOINT
                    STATEMENT ON SCHEDULE 13D


          AGREEMENT, dated this 6th day of September, 1994, by and among Lehman Brothers Holdings Inc., EIP I Inc., EIP Holdings
L.P. and Victor K. Atkins, Jr. (collectively, the "Filing
Persons").


                        W I T N E S E T H

          WHEREAS, the Filing Persons may be deemed to have beneficial ownership of, in the aggregate, more than five percent of the Units of Beneficial Assignment of Class A Limited
Partnership Interest ("BACs") of Polaris Industries Partners L.P.
as of the date hereof;

          WHEREAS, pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Act"), any person who after acquiring equity securities of a class registered under
Section 12 of the Act is directly or indirectly the owner of more than five percent of such class is, generally, required to file with the Securities and Exchange Commission a Statement on Schedule 13D; and

          WHEREAS, Rule 13d-1(f) under the Act provides that whenever two or more persons are permitted to file a Statement on
Schedule 13D with respect to
the same securities, only one such Statement need be filed, provided such persons agree in writing that such Statement is filed on behalf of each of them.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

          The Filing Persons hereby agree in accordance with Rule 13d-1(f) under the Act, to file one statement and any amendments thereto on Schedule 13D (the "Statement") with respect to the BACs beneficially owned or deemed to be beneficially owned by each of them pursuant to Sections 13(d) and 13(g) of the Act and the rules thereunder.

          The Filing Persons hereby agree that the Statement shall be filed on behalf of each of them and that a copy of this Agreement shall be filed as an Exhibit thereto in accordance with Rule 13d-1(f)(1)(iii) under the Act.

          Except as expressly provided in the Statement, this Agreement and the filing of the Statement shall not be construed to be an admission that any of the Filing Persons is a member of a "group" consisting of one or more such persons pursuant to Sections 13(d) and 13(g) of the Act and the rules thereunder.


          IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on their behalf by their respective duly authorized representatives as of the date first written above.




                               /s/ Victor K. Atkins, Jr.
                              Victor K. Atkins, Jr.


                              LEHMAN BROTHERS HOLDINGS INC.



                              By: /s/ Karen C. Manson
                                 Name:  Karen C. Manson
                                 Title:  Vice President

                              EIP I INC.



                              By: /s/ Karen C. Manson
                                 Name:  Karen C. Manson
                                 Title:  Secretary


                              EIP HOLDINGS L.P.

                              By: EIP Holdings Inc., its general
                                  partner



                                  By: /s/ Karen C. Manson
                                     Name:  Karen C. Manson
                                     Title:  Secretary